Exhibit 99.1

ROYAL GOLD NAMES WILLIAM M. ZISCH TO VP OPERATIONS POSITION

DENVER, COLORADO. MARCH 26, 2009: ROYAL GOLD, INC.
(NASDAQ:RGLD; TSX:RGL), a leading precious metals royalty company, today announced that William M. Zisch, a veteran mining executive, has recently joined the Company as Vice President Operations.

The majority of Mr. Zisch’s nearly 30 years of professional experience was gained with Newmont Gold Company (“Newmont”) and FMC Company (“FMC”).   During his twelve years with Newmont, Mr. Zisch spent seven years on international assignments where he was the Operations Manager at the Yanacocha mine in Peru and later the Vice President of African  Operations while based in Ghana.  For the past two years, Mr. Zisch served as Vice President of Planning in Denver, Colorado, where he was responsible for company-wide strategic, operational and capital planning.

Prior to his tenure at Newmont, Mr. Zisch spent 16 years with FMC Company, starting in coal and gold operations and then advancing to the company’s chemical group in operating and strategic sourcing roles.  During his employment with FMC, he was the Mine Manager for the Paradise Peak gold mine.

Mr. Zisch holds a Master of Business Administration degree from the Wharton School at the University of Pennsylvania and a bachelors degree  in Mining Engineering from the Colorado School of Mines in Golden, Colorado.

 Mr. Zisch will be responsible for the management and monitoring of the Company’s royalty portfolio consisting of 117 royalty properties on five continents, including 25 producing and 10 development properties.  He will also lead all technical due diligence activities associated with the Company’s acquisition efforts.

“We are extremely pleased to have Bill join the Royal Gold team,” said Tony Jensen, President and Chief Executive Officer.  “His commercial experience and professional expertise in engineering and operations will complement our existing management team and ensure that we are providing the very best oversight and management for our expanding portfolio.”

Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metals royalty interests.  Royal Gold is publicly traded on the NASDAQ National Market System, under the symbol “RGLD” and on the Toronto Stock Exchange, under the symbol “RGL.”  The Company’s web page is located at www.royalgold.com.

For further information, please contact:

Karen Gross,
Vice President and Corporate Secretary
(303) 573-1660